Exhibit (d)(3)

CONFIDENTIAL DISCLOSURE AGREEMENT

This Confidential Disclosure Agreement (the “Agreement”) is entered into as of the later date set forth below the parties’ signatures on the last page hereof (the “Effective Date”) by and between ACV Auctions, Inc.,1 (“ACV”) and Copart, Inc. (“Counterparty”). In order to protect Confidential Information (as defined below) ACV and Counterparty hereby agree as follows:

1. Disclosing Party & Receiving Party. Both parties anticipate disclosing Confidential Information subject to the terms of this Agreement. Each party, when disclosing Confidential Information, is referred to as the “Disclosing Party” and when receiving Confidential Information is referred to as the “Receiving Party.”

2. Primary Representative. Each party’s representative for coordinating disclosure or receipt of Confidential Information is:

ACV:	George Chamoun and his designees.

Counterparty:	Jeff Liaw and his designees.

3. Confidential Information. All information about the Disclosing Party furnished by the Disclosing Party or its Representatives (as defined below) to the Receiving Party or its Representatives about the Disclosing Party is referred to in this Agreement as “Confidential Information.” Each of ACV and the Counterparty acknowledge and agree that the existence of this Agreement and the discussions occurring pursuant hereto constitutes Confidential Information hereunder. Notwithstanding the foregoing, the term “Confidential Information” excludes, and this Agreement imposes no obligation upon the Receiving Party with respect to, information that:

(a) was in Receiving Party’s possession before receipt from the Disclosing Party;

(b) is or becomes publicly available or a matter of public knowledge through no fault of the Receiving Party;

(c) is rightfully received by the Receiving Party from a third party without a duty of confidentiality to the Disclosing Party;

(d) is independently developed by the Receiving Party without reference to Disclosing Party Confidential Information;

(e) is disclosed by the Receiving Party with the Disclosing Party’s prior written approval;

(f) is disclosed under operation of law;

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As used herein, (i) “ACV” shall mean ACV and each of its affiliates; (ii) “Counterparty” shall mean Counterparty and each of its affiliates; and (iii) references to a “party” mean such party and each of its affiliates; in each case with the term “affiliates” having the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended); provided, however, that where the consent of a party is required, the consent of ACV and Counterparty, shall be the only consent required.

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provided, however, that, with respect to subparagraph (f) above, in the event that the Receiving Party or anyone to whom the Receiving Party transmits any Confidential Information in accordance with this Agreement is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any investigation or proceeding, to disclose any Confidential Information of the Disclosing Party, the Receiving Party will (unless prohibited by applicable law or court order) give the Disclosing Party prompt written notice of such request or requirement so that the Disclosing Party may seek an appropriate protective order or other remedy or waive compliance with the provisions of this Agreement, and the Receiving Party will use commercially reasonable efforts to cooperate with the Disclosing Party at the Disclosing Party’s expense to obtain such protective order; and, provided further, that, in the event that such protective order or other remedy is not obtained or the Disclosing Party waives compliance with the relevant provisions of this Agreement, the Receiving Party (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, in the opinion of the Receiving Party’s counsel, is legally required to be disclosed and, upon the Disclosing Party’s request, use the Receiving Party’s commercially reasonable efforts at the Disclosing Party’s expense to obtain assurances that confidential treatment will be accorded to such information.

4. Use of Confidential Information.

(a) The Receiving Party shall make use of the Confidential Information only for the purpose of evaluating and negotiating a strategic transaction between Counterparty and ACV.

(b) Each party agrees not to make any disclosure that it is having or has had discussions concerning a possible transaction with the other party, that it has received Confidential Information of the other party, that it is considering a possible transaction with the other party or the subject matter of the negotiations or possible transaction, including the status thereof; provided, however, that a Receiving Party may make such disclosure if it has received the advice of counsel that such disclosure must be made by it in order that it not commit a violation of applicable securities laws and, prior to such disclosure, it promptly advises and consults with the Disclosing Party concerning the Confidential Information the Receiving Party proposes to disclose, the proposed manner of such disclosure and, if applicable, the proposed recipients of the disclosure.

(c) Each party agrees that the other party may disclose any of the Confidential Information to its own directors, officers, employees or authorized representatives (including attorneys, accountants, and financial advisors) (collectively, “Representatives”) who need to know such information for the sole purpose described in subparagraph (a) above and who agree to keep, or are otherwise subject to an obligation to keep, such information confidential in accordance with the terms hereof. As used in this letter agreement, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership or other legal or business entity or any individual. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information to its financing sources only upon prior written notice to the Disclosing Party identifying such financing sources, and only after such financing sources have executed a confidentiality agreement in favor of the Disclosing Party containing terms no less restrictive than those set forth herein.

(d) Each party will use commercially reasonable efforts to cause its Representatives to observe the terms of this Agreement and will be responsible for any breach of the Agreement by any of its Representatives.

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5. Disclosure and Confidentiality Periods. This Agreement pertains to Confidential Information that is disclosed between the Effective Date and the earlier of (i) the first anniversary of the Effective Date or (ii) the date on which the parties together agree that they do not, or either party on its own decides and so notifies the other party in writing that it does not, desire to proceed with a transaction (the “Disclosure Period”). This Agreement and Receiving Party’s duty to hold Confidential Information in confidence expires twenty-four (24) months following the expiration or termination of the Disclosure Period.

6. Standard of Care. The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination or publication of the Confidential Information as the Receiving Party uses to protect its own Confidential Information of a like nature.

7. Warranty.

(a) Each party represents and warrants that it has the right to make the disclosures under this Agreement without the violation of any contractual, legal, fiduciary or other obligation to any person, and the Disclosing Party shall indemnify and hold harmless in full the Receiving Party and its Representatives against any and all damages, costs and expenses of any nature whatsoever (including, without limitation, attorneys’ fees) incurred by the Receiving Party or its Representatives in connection with the breach of such representation and warranty.

(b) Although the Disclosing Party has endeavored to include in the Confidential Information such information known to it which it believes to be relevant for the purpose of the Receiving Party’s evaluation, each party understands and agrees that neither the Disclosing Party nor any of the Disclosing Party’s agents, advisors or representatives (i) has made or is making any representation or warranty, expressed or implied, as to the accuracy or completeness of the Confidential Information, or (ii) shall have any liability whatsoever to the Receiving Party or any of the Receiving Party’s Representatives relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom unless and until a definitive agreement between the parties is executed and delivered containing specific terms relating thereto, other than for the matters specifically agreed to herein.

8. Rights. Neither party acquires any intellectual property rights under this Agreement except the limited rights necessary to carry out the purposes set forth in Section 4. The terms of confidentiality under this Agreement shall not be construed to limit either party’s right to independently develop or acquire products without use of the other party’s Confidential Information.

9. Potential Transaction. Each party agrees and understands that unless and until a definitive agreement between the parties with respect to any such transaction has been executed and delivered, neither of the parties will be under any legal obligation of any kind whatsoever with respect to such transaction.

10. Return of Confidential Information. If the parties together agree that they do not, or either party on its own decides and so notifies the other party in writing that it does not, desire to proceed with a transaction, then each party, upon the other party’s written request shall: (i) use reasonable efforts to return to the other party such other party’s Confidential Information and all copies thereof; and (ii) destroy all analyses, compilations and other materials based upon or that include Confidential Information of the other party (“Compilations”); provided, however, that a party instead may destroy all of the other party’s Confidential Information and copies thereof, in which event the party shall provide the other party written certification of such destruction. Notwithstanding the return or destruction of the other party’s Confidential Information and copies and Compilations thereof, each party will continue to be bound by the obligations of confidentiality and other obligations hereunder.

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11. Securities Law Compliance. Each party, in its capacity as a Receiving Party, acknowledges and agrees that such Receiving Party is aware (and that such Receiving Party’s Representatives are aware or, upon receipt of any Confidential Information, will be advised by such Receiving Party) of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on a person possessing material non-public information about a public company and that such Receiving Party and such Receiving Party’s Representatives will comply with such laws.

12. Miscellaneous.

(a) This Agreement imposes no obligation on either party to purchase, sell, license, transfer or otherwise dispose of any technology, services or products.

(b) Both parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data, if any received from Disclosing Party, and shall not export or re-export any such technical data, any products received from Disclosing Party, or the direct product of such technical data, to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

(c) It is understood and agreed that money damages would not be a sufficient remedy for any breach of this agreement by either party or any of its Representatives and that the party against which such breach is committed shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by either party of this agreement but shall be in addition to all other remedies available at law or equity to the party against which such breach is committed.

(d) In the event of litigation relating to this agreement, if a court of competent jurisdiction determines that either party or any of the Representatives with respect to such party has breached this agreement, then such breaching party shall be liable and pay to the other party the reasonable legal fees incurred by the other party in connection with such litigation, including any appeal therefrom.

(e) This Agreement does not create any agency or partnership relationship.

(f) All additions or modifications to this Agreement must be made in writing and must be signed by all parties.

(g) No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or further exercise of any right, power or privilege hereunder.

(h) In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

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(i) The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to choice of law provisions. The state and federal courts in the State of Delaware shall have exclusive jurisdiction over any claim, suit or proceeding (each, a “Proceeding”) related to this agreement (including without limitation the breach or threatened breach thereof), and each party irrevocably (a) consents to the jurisdiction of such courts for any Proceeding, (b) consents to service of process in any Proceeding in such courts by globally recognized overnight courier service at the address set forth above, as well as other means of service permitted by law; and (c) waives any objections on the grounds of venue, residence, domicile or inconvenient forum to any Proceeding brought in such courts.

(j) This Agreement supersedes all prior agreements between the parties concerning the subject matter hereof.

Signature Page Follows

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The parties have executed this agreement as of the dates set forth below their signatures.

ACV AUCTIONS, INC.	Copart, Inc.

By: /s/ Leanne Fitzgerald	By: /s/ Jeff Liaw
Print Name: Leanne Fitzgerald	Print Name: Jeff Liaw
Title: Chief Legal Officer	Title: Chief Executive Officer
Date: 6/5/2026	Date: 6/5/2026

Signature Page to Mutual CDA